Exhibit 8.1

Phone:          (202) 772-5800
Fax:              (202) 772-5858

August ___, 2012

Goldenway Financial Holdings Limited
Suites 3701-4, 37/F
Tower 6, The Gateway, Harbour City,
Tsim Sha Tsui, Kowloon,
Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Goldenway Financial Holdings Limited, a company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form F-4, filed August ___, 2012 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of ordinary shares of the Company, US$0.001 par value per share.

We hereby confirm to you that the discussion set forth in the Registration Statement under the caption “Taxation–United States Taxation,” insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Blank Rome LLP